AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1999
                                       REGISTRATION NO.:  333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                   ___________

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ___________

                            NATIONAL BANKSHARES, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

                    Virginia                         54-1375874
                    --------                         ----------
             (State of Incorporation        (IRS Employer Identification
                or Organization)                        No.)

      100 South Main Street, P. O. Box 90002
               Blacksburg, Virginia                        24062
               --------------------                        -----
     (Address of Principal Executive Offices)           (Zip Code)

                NATIONAL BANKSHARES, INC. 1999 STOCK OPTION PLAN
                             (Full name of the Plan)
                                   ___________
                James G. Rakes                             Copy to:
           Chairman, President and                         --------
           Chief Executive Officer                  Wallace M. Starke and
          National Bankshares, Inc.                    J. Scott Perkins
            100 South Main Street                  Mays & Valentine, L.L.P.
                P.O. Box 90002                      1111 East Main Street
         Blacksburg, Virginia  26062                  NationsBank Center
          Telephone: (540) 951-6236                Richmond, Virginia 23219
      ---------------------------------           Telephone: (804) 697-1316
(Name and Address of Agent for Service Process) -----------------------------

    APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLAN:
               UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

                         CALCULATION OF REGISTRATION FEE

                                      Proposed        Proposed
                                      Maximum          Maximum       Amount of
Title of Securities  Amount To Be  Offering Price     Aggregate     Registration
 To Be Registered     Registered    Per Share(1)  Offering Price(1)     Fee
 ----------------     ----------    ------------  ----------------- ------------

 COMMON STOCK
  $2.50 PAR VALUE      250,000         $24.50       $6,125,000.00    $1,702.75

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of $24.50 per share. The proposed maximum offering price per share of $24.50 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the NASDAQ National Market System on June 1, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    National Bankshares, Inc. (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees eligible to participate in the Plan.

    The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on pursuant to Section 13 of the Securities Act of 1934 (the "1934 Act");

    (b) Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999, filed pursuant to Section 13 of the 1934 Act; and

    (c) The description of the Company's Common Stock contained in the "Description of NBI Capital Stock" in the Company's Prospectus/Proxy Statement filed as part of the Registration Statement on Form S-4, Registration No. 33-64979, with the Securities and Exchange Commission on December 13, 1995, is hereby incorporated by reference.

    All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

The Articles of Incorporation of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was a director or officer of the Company against all liabilities and expenses incurred in connection therewith, including amounts paid in settlement, imposed upon, threatened or asserted against him or her because he or she is or was an officer or director of the Company, except for an indemnity against willful misconduct or a knowing violation of criminal law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8.  EXHIBITS.

    An index of Exhibits appears at page II-6 hereof.

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;




          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.






















                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Blacksburg, Commonwealth of Virginia, on the 3rd day of June, 1999.

                              NATIONAL BANKSHARES, INC.
                              Blacksburg, Virginia



                              By:  /s/ James G. Rakes
                                   ------------------
                                   James G. Rakes
                                   Chairman, President and
                                   Chief Executive Officer

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this registration statement has been signed by the following persons in the capacities and on the dates indicated:


          NAME                     TITLE                     DATE
          ----                     -----                     ----

                          Chairman, President and
                          Chief Executive Officer
                          (Principal Executive Officer)
  /s/ James G. Rakes      and Director                       June 3, 1999
  -----------------------
  James G. Rakes


                          Treasurer
                          (Principal Financial
  /s/ J. Robert Buchanan  and Accounting Officer)            June 3, 1999
  -----------------------
  J. Robert Buchanan


                          Director and
  /s/ C. L. Boatwright    Vice Chairman of the Board         June 3, 1999
  -----------------------
  C. L. Boatwright


  /s/ L. A. Bowman        Director                           June 3, 1999
  -----------------------
  L. A. Bowman



  /s/ A. A. Crouse        Director                           June 3, 1999
  -----------------------
  A. A. Crouse





  /s/ J. A. Deskins, Sr.  Director                           June 3, 1999
  -----------------------
  J. A. Deskins, Sr.


  /s/ P. A. Duncan        Director                           June 3, 1999
  -----------------------
  P. A. Duncan


  /s/ C. L. Forrester     Director                           June 3, 1999
  -----------------------
  C. L. Forrester


  /s/ W. T. Peery         Director                           June 3, 1999
  -----------------------
  W. T. Peery


  /s/ J. R. Stewart       Director                           June 3, 1999
  -----------------------
  J. R. Stewart




































                                  EXHIBIT INDEX



          Exhibit Description                  Exhibit Number
          -------------------                  --------------

          Articles of Incorporation, as        4.1 (Incorporated by
          amended                              reference from Exhibit
                                               3(a) of the Company's
                                               Annual Report on Form
                                               10-K for fiscal year
                                               ended December 31, 1993,
                                               filed March 30, 1994).

          Bylaws                               4.2 (Incorporated by
                                               reference from
                                               from Exhibit 3(b) to the
                                               Company's Annual Report
                                               on Form 10-K for the
                                               fiscal year ended
                                               December 31, 1993, filed
                                               March 30, 1994).

          National Bankshares, Inc.            4.3
          1999 Stock Option Plan, filed
          herewith

          Opinion of Marilyn B. Buhyoff,       5
          Esq., Counsel, National
          Bankshares, Inc., with respect to
          the validity of the Common Stock,
          filed herewith

          Consent of KPMG LLP,                 23.1
          Independent Public Accountants,
          dated June 3, 1999, filed herewith.

          Consent of Marilyn B. Buhyoff,       23.2
          Esq., Counsel, National
          Bankshares, Inc., contained in
          her opinion filed as Exhibit 5
          hereto















